Exhibit (d)(6)

AMENDMENT NO. 2 TO

MUTUAL NON-DISCLOSURE AGREEMENT

THIS AMENDMENT NO. 2 TO MUTUAL NON-DISCLOSURE AGREEMENT NUMBER ONE (the “Amendment”) is made as of January 3, 2020 (“Amendment Effective Date”) by and between Dermira, Inc., a Delaware corporation (including its subsidiaries), whose address is 275 Middlefield Road, Suite 150, Menlo Park, CA 94025, USA (“Dermira”), and Eli Lilly and Company, an Indiana corporation, whose address is Lilly Corporate Center, Indianapolis, Indiana 46285 (“Company”).

RECITALS

A. WHEREAS, Dermira and Company previously entered into a Mutual Non-Disclosure Agreement, effective as of September 10, 2019, as amended by Amendment No. 1 thereto (as so amended, the “Agreement”).

B. WHEREAS, Dermira and Company mutually desire to continue further discussion and evaluation of the Business Purpose, which will require the disclosure of highly sensitive Confidential Information.

C. WHEREAS, Dermira and Company mutually desire to amend the Agreement as set forth herein.

NOW THEREFORE, Dermira and Company agree as follows:

TERMS AND CONDITIONS

1. The first sentence of the second paragraph of the Agreement shall be amended to read in its entirety as follows:

Dermira and Company wish to discuss and evaluate a potential scientific or business opportunity of mutual interest regarding Dermira’s anti-L13 mAb Lebrikizumab program including Dermira’s phase 2B data for atopic dermatitis and phase 3 plans, and to discuss, evaluate and negotiate a potential negotiated acquisition transaction (the “Business Purpose”).

2. The Agreement is hereby amended to add a new Section 22, reading its entirety as follows:

22.

Company acknowledges that Dermira may be entitled to the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges with respect to portions of certain Confidential Information. Dermira is not waiving, and will not be deemed to have waived or diminished, any of its attorney work-product protections, attorney-client privileges or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this letter agreement. The parties (a) share a common legal and commercial interest in such Confidential Information, (b) may become joint defendants in proceedings to which such Confidential Information relates and (c) intend that such protections and privileges remain intact should either party become subject to any actual or threatened proceeding to which such Confidential Information relates. In furtherance of the foregoing, Company will not claim or contend that Dermira has waived the protections of the attorney work-product doctrine, attorney-client privilege or similar protections or privileges as a result of the disclosure of such Confidential Information pursuant to this Agreement.

3. Except as modified herein, the Agreement remains in full force and effect and is hereby incorporated by this reference. Capitalized terms not otherwise defined herein shall have the meaning contained in the Agreement.

Accepted and Agreed:

ELI LILLY AND COMPANY		DERMIRA, INC.

Signature:	/s/ Heather A. Wasserman	Signature:	/s/ Valerie Barnett

Print Name:	Heather A. Wasserman	Print Name:	Valerie Barnett

Title:	VP & Head Corporate Business Dev.	Title:	Vice President, Legal

Date:	January 3, 2020	Date:	January 3, 2020